Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Below is a list of subsidiaries of Zeo ScientifiX, Inc. (the “Company”), all of which are wholly owned by the Company, other than noted by an asterisk.

Subsidiary Name:		Date of Formation:	State of Formation:
1.	General Surgical Florida, Inc.	1/15/16	FL
2.	ClearMind Ventures, LLC (inactive)	8/16/24	DE